Exhibit (g)

Certification under Rule 466

The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:

(1) That it previously had filed a registration statement on Form F-6 (Lundin Petroleum AB, 333-213428), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Post-Effective Amendment No. 1 to Form F-6 Registration Statement except for the name of the issuer of such shares; and

(2) That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

By:	DEUTSCHE BANK TRUST COMPANY AMERICAS, Depositary

By:	/s/ Michael Tompkins
Name: Michael Tompkins
Title: Director

By:	/s/ Michael Fitzpatrick
Name: Michael Fitzpatrick
Title: Vice President